Exhibit 99.1
Ovid Therapeutics Reports Business Updates, Fourth Quarter and Full Year 2023 Financial Results

•Two pivotal Phase 3 clinical trials studying soticlestat as a treatment for Lennox-Gastaut syndrome (LGS) and Dravet syndrome (DS) completed enrollment; Takeda anticipates topline data readout by or before September 2024

•OV888 (GV101) is progressing on-track in a Phase 1, double-blind, multiple-ascending dose trial; a higher dose cohort has been added and no serious adverse events have been observed

•Feedback from a pre-IND session with the FDA supports potential initiation of a Phase 2 study of OV888 (GV101) in the second half of 2024

•Phase 1 study with OV329 continues to progress; data expected in the second half of 2024

•Cash, cash equivalents and marketable securities of $105.8 million as of December 31, 2023; expected to support runway into first half of 2026

NEW YORK, March 8, 2024 -- Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company dedicated to meaningfully improving the lives of people affected by rare epilepsies and brain conditions, today reported business updates and financial results for the fourth quarter and year ended December 31, 2023.

“Ovid is progressing well and we are excited. This year we anticipate five clinical and regulatory milestones from our pipeline of novel compounds. Our ROCK2 collaboration with Graviton Bioscience is producing results faster than expected. We look forward to initiating a Phase 2 study of OV888 (GV101) in cerebral cavernous malformations (CCM) in the second half of this year. By year end 2024, we expect to deliver biomarker data from our oral OV329 program and investigational new drug submissions for intravenous formulations of both OV329 and OV350,” said Dr. Jeremy Levin, D. Phil, MB Chir, Chairman and CEO of Ovid.

“Importantly, the first potential rare epilepsy medicine that Ovid helped shape, soticlestat, is expected to have two pivotal Phase 3 study topline readouts by Takeda. If the trials are successful, we believe a new and important medicine will be available to LGS and DS patients in 2025. If approved and successfully commercialized, Ovid will be eligible to receive regulatory and sales milestone payments as well as royalties on all future sales of soticlestat,” Dr. Levin added.

Pipeline Updates

Ovid anticipates five clinical and regulatory milestones this year from its own pipeline. In addition, Takeda is expected to read out results from two pivotal Phase 3 studies evaluating soticlestat.

•Soticlestat: Enrollment is complete for two pivotal Phase 3 trials studying soticlestat for Lennox-Gastaut syndrome and Dravet syndrome. Takeda reported that it anticipates Phase 3 data readouts for both trials by or before September 2024 and regulatory filings for soticlestat by or before March 31, 2025.

◦Ovid co-developed soticlestat with Takeda through the completion of Phase 2 studies and subsequently sold its rights back to Takeda. Ovid retains significant financial interest in soticlestat. If soticlestat is approved and commercialized, Ovid is eligible to receive regulatory and commercial milestone payments of up to $660 million, as well as tiered low double-digit royalties up to 20% on global net sales from Takeda. Of these potential future payments, Ovid sold a 13% interest to Ligand Pharmaceuticals for $30 million in October 2023. Ovid retains 87% of its interest in any milestone payments and royalties and has no ongoing obligations or costs associated with the development of soticlestat.

•OV888 (GV101): Ovid and its collaborator Graviton Bioscience are currently progressing the study of OV888 (GV101) in a Phase 1 multiple-ascending dose study, which is expected to complete in the first half of 2024. No serious adverse events have been observed and a higher dose cohort has been added. OV888 (GV101) is a highly selective ROCK2 inhibitor for the potential treatment of CCM and other rare neurological conditions. Ovid and Graviton Bioscience expect to initiate a Phase 2 efficacy and safety study of OV888 (GV101) in patients living with CCM in the second half of 2024.

◦Additionally, Ovid and Graviton Bioscience amended their collaboration agreement. Ovid paid $2.2 million to obtain an advanced gelcap formulation of OV888 (GV101), thereby enabling the acceleration of the development timeline toward Phase 2 trials.

•OV329: Ovid continues to advance two development programs for OV329, a potential next generation GABA-aminotransferase (GABA-AT) inhibitor. Both programs are anticipated to have milestones this year.

Oral formulation

◦An oral formulation of OV329 for the potential treatment of chronic seizures is being actively evaluated in a Phase 1 safety study, which includes surrogate biomarkers to measure target engagement and clinical efficacy. No safety signals were seen in single-ascending dose cohorts. The multiple-ascending dose study is designed to use magnetic resonance spectrometry and transcranial magnetic stimulation as biomarkers. This biomarker design is reinforced by preclinical data that Ovid presented at the American Epilepsy Society 2023 annual meeting. This preclinical data demonstrates that OV329 elicits an electroencephalogram response which is a potential pharmaco-dynamic marker of anti-convulsant activity. Data is expected from the Phase 1 study in late 2024, as is further preclinical data characterizing OV329's safety profile relative to vigabatrin.

Intravenous (IV) formulation

◦An IV formulation of OV329 for potential treatment of acute seizures is on track for an anticipated IND application or an equivalent regulatory application by late 2024. The IV formulation is supported by emerging evidence that GABA-AT inhibition may be effective in the treatment of status epilepticus.
•Potassium chloride co-transporter 2 (KCC2) direct activator portfolio and OV350: Findings from several preclinical disease models indicate that Ovid's portfolio of KCC2 direct activator compounds hold therapeutic promise in multiple indications, including in seizures and psychosis. The initial program from the portfolio, which is an IV formulation of OV350, is anticipated to submit an IND by year-end 2024.
◦In addition to OV350, Ovid is conducting non-clinical studies to characterize multiple compounds from its library of direct activators of KCC2 to assess them for therapeutic and formulation potential.
◦Non-epilepsy indications for KCC2 direct activators may represent future collaborative development opportunities for Ovid.
General Corporate & Business Updates
•Financial runway: Ovid anticipates its cash runway will support operations and clinical development programs into the first half of 2026. Ovid also anticipates several events for its current pipeline programs and clinical results for soticlestat from Takeda in 2024.
◦To manage its capital resources, the Company leadership has executed several steps. For example, Ovid received $30 million of non-dilutive capital from Ligand in exchange for 13% of Ovid's interest in soticlestat’s potential future milestone payments and royalties. This capital is being directed toward anticipated high-value research and development activities.
◦Ovid retains 87% of its interest in soticlestat’s future milestones and royalties, which is not reflected in its current runway guidance. If successfully commercialized, this may provide significant non-dilutive capital to further fund Ovid and its pipeline.
•Scientific strategy: Ovid is focused on the development of novel, targeted small molecules that have the potential to be first-in-class or best-in-class neurotherapeutics. The mechanisms of action in Ovid’s pipeline modulate extrinsic or intrinsic causes of neuronal hyperexcitability and function by acting on neurotransmitters, vascular structure causes of seizures or physiological properties within neurons. Hyperexcitability is implicated in many neurological indications, including seizures, psychiatric conditions, neurodevelopmental and neurodegenerative diseases, thus underscoring a broader therapeutic opportunity for Ovid’s pipeline assets.
•Business development activities: Ovid’s future business development efforts are focused on: exploring out-licensing opportunities for its genetic programs and elements of its patent estate that are not needed for Ovid's internal programs; potential collaborations to advance development opportunities for its KCC2 portfolio in non-core indications; and the exploration of commercial opportunities for some of its programs in territories outside the United States.

Fourth Quarter and Annual 2023 Financial Results
•Cash, cash equivalents and marketable securities as of December 31, 2023 totaled $105.8 million.
•Revenue was $0.4 million for the year ended December 31, 2023, as compared to $1.5 million in the same period in 2022. Revenues were the result of royalty and licensing agreements.

•Research and development expenses were $10.6 million and $28.6 million for the fourth quarter and full year ended December 31, 2023, compared to $5.5 million and $24.6 million in the same periods in 2022. The increase is related to advancement of Ovid's clinical pipeline as described above, including the addition of the OV888 (GV101) Phase 1 MAD program and OV329 clinical development activities.
•General and administrative expenses were $7.7 million and $31.1 million for the fourth quarter and year ended December 31, 2023, as compared to $6.7 million and $32.4 million for the same periods in 2022.
•Total operating expenses were $18.3 million and $59.7 million for the fourth quarter and year ended December 31, 2023, as compared to $12.2 million and $57.1 million for the same periods last year.
•Ovid reported a net loss of $15.3 million, or basic and diluted net loss per share attributable to common stockholders of $0.22, for the fourth quarter of 2023, as compared to a net loss of $11.5 million, or basic and diluted net loss per share attributable to common stockholders of $0.16, for the same period in 2022. Ovid reported a net loss of $52.3 million, or basic and diluted net loss per share attributable to common stockholders of $0.74 for the year ended December 31, 2023, compared to a net loss of $54.2 million, or basic and diluted net loss per share attributable to common stockholders of $0.77, for the same period in 2022.
About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company that is dedicated to meaningfully improving the lives of people affected by certain epilepsies and brain conditions with seizure symptoms. The Company is advancing a pipeline of novel, targeted small molecule candidates that modulate the intrinsic and extrinsic factors involved in neuronal hyperexcitability causative of seizures and other neurological symptoms. Ovid is developing: OV888 (GV101), a potent and highly selective ROCK2 inhibitor, for the potential treatment of lesions associated with cerebral cavernous malformations and other brain disorders; OV329, a GABA-aminotransferase inhibitor, a potential therapy for treatment-resistant seizures; and OV350, a direct activator of the KCC2 transporter, for the potential treatment of epilepsies and other psychiatric conditions. Ovid also maintains a significant financial interest in the future regulatory development and potential commercialization of soticlestat, which Takeda is responsible for advancing globally. Soticlestat is a cholesterol 24-hydroxylase inhibitor, which is currently in Phase 3 trials for Dravet and Lennox-Gastaut syndromes. For more information about these and other Ovid research programs, please visit www.ovidrx.com.

Forward-Looking Statements
This press release includes certain disclosures by Ovid that contain “forward-looking statements,” including, without limitation: statements regarding the potential use and development of OV888 (GV101), OV329, OV350 and compounds from Ovid's library of direct activators of KCC2; the potential therapeutic opportunity of OV888 (GV101), OV329 and compounds from Ovid's library of direct activators of KCC2; the potential opportunity for soticlestat; the timing and data readout of Takeda’s two pivotal Phase 3 trials evaluating soticlestat for Dravet syndrome and Lennox-Gastaut syndrome; Ovid’s expectations regarding the duration of its cash runway and the expectation that it will support the advancement of Ovid’s pipeline and Ovid's potential future business development opportunities. You can identify forward-looking statements because they contain words such as “anticipates,” “expected,” “intends,” “may,” “potentially,” “seek,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its technology or its business strategy, or risks related to Ovid’s ability to identify business development targets or strategic partners, to enter into strategic transactions on favorable terms, or to consummate and realize the benefits of any business development transactions. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 3, 2023, and in future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Condensed Consolidated Statements of Operations
Unaudited

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Revenue:
License and other revenue	$141,562	$46,280	$391,695	$1,502,748
Total revenue	141,562	46,280	391,695	1,502,748
Operating expenses:
Research and development	10,641,957	5,545,269	28,587,884	24,618,399
General and administrative	7,687,951	6,673,710	31,085,274	32,432,510
Total operating expenses	18,329,908	12,218,979	59,673,158	57,050,909
Loss from operations	(18,188,346)	(12,172,699)	(59,281,464)	(55,548,161)
Other income (expense), net	2,866,312	668,124	6,942,505	1,379,132
Loss before provision for income taxes	(15,322,035)	(11,504,575)	(52,338,959)	(54,169,029)
Provision for income taxes	—	—	—	—
Net loss	$(15,322,035)	$(11,504,575)	$(52,338,959)	$(54,169,029)
Net loss per share, basic	$(0.22)	$(0.16)	$(0.74)	$(0.77)
Net loss per share, diluted	$(0.22)	$(0.16)	$(0.74)	$(0.77)
Weighted-average common shares outstanding, basic	70,687,307	70,472,598	70,580,604	70,424,819
Weighted-average common shares outstanding, diluted	70,687,307	70,472,598	70,580,604	70,424,819

Select Condensed Balance Sheet Data
Unaudited

	December 31, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$105,833,375	$129,001,411
Working capital(1)	98,123,417	124,389,166
Total assets	144,026,783	155,265,814
Total stockholder's equity	87,796,887	132,272,564
(1)Working capital defined as current assets less current liabilities
Contacts
Investors & Media:
Garret Bonney
IR@ovidrx.com
617-735-6093